UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): April 19, 2005


                          JACK HENRY & ASSOCIATES, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its Charter)

          Delaware                     0-14112                 43-1128385
 ----------------------------  ------------------------   -------------------
 (State or Other Jurisdiction  (Commission File Number)      (IRS Employer
      of Incorporation)                                   Identification No.)


                663 Highway 60, P.O. Box 807, Monett, MO 65708
             ---------------------------------------------------
             (Address of principal executive offices) (zip code)

     Registrant's telephone number, including area code:   (417) 235-6652


        (Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a.-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement

      On April 19, 2005, Jack Henry & Associates, Inc. ("Jack Henry") entered into a Credit Agreement (the "Credit Agreement") with Wachovia Bank, National Association ("Wachovia") as Administrative Agent for a group of Lenders. The Credit Agreement is attached hereto as Exhibit 10.20. Additional information regarding the Credit Agreement is provided in Item
 2.03 below, which information is incorporated by reference into this Item
 1.01.


 Item 1.02 Termination of a Material Definitive Agreement

      On April 19, 2005 and in connection with the Credit Agreement described below in Item 2.03, the Company terminated the Line of Credit Agreement originally dated September 7, 1999 with Commerce Bank, N.A. ("Commerce"), as subsequently amended. Under the Line of Credit Agreement, Commerce had provided Jack Henry with a $25 million unsecured credit line. Approximately $14 million in outstanding borrowings under the Line of Credit were repaid with proceeds from initial borrowings under the Credit Agreement. Commerce is one of the Lenders under the Credit Agreement.


 Item 2.03 Creation of a Direct Financial Obligation

      On April 19, 2005, Jack Henry and four of its wholly-owned subsidiaries entered into a new Credit Agreement with Wachovia as administrative agent and swingline lender, Wachovia Capital Markets, LLC as sole lead arranger and manager and with Wachovia, Commerce, Bank of America, N.A., Fleet National Bank, JPMorgan Chase Bank, N.A. and UMB Bank, N.A. as Lenders.

      The five year Credit Agreement provides for a $150 million revolving credit facility, including a $10 million letter of credit subfacility and a $10 million swingline subfacility. Jack Henry may elect to increase the amount of the credit facility by an amount of up to $75 million at any time during the first three years of the Credit Agreement. The line of credit and its subfacilities provided under the Credit Agreement are unsecured.
 At Jack Henry's option, any loan under the Credit Agreement (other than swingline loans) will bear interest at a rate equal to (a) LIBOR or (b) an Alternate Base Rate, plus the Applicable Percentage (as provided in the Credit Agreement) in each case. The initial borrowing by Jack Henry under the Credit Agreement on April 19, 2005 was $15 million, and was primarily used to repay amounts borrowed from Commerce.

      The Credit Agreement contains customary affirmative and negative covenants. The financial covenants include the maintenance of a specified leverage ratio (funded debt to EBITDA), interest coverage ratio (EBIT to interest expense) and consolidated net worth. The creation of indebtedness outside the Credit Agreement, creation of liens, making of certain investments, transactions with affiliates, and repurchases of Jack Henry stock are all either limited or require prior approval from the Lenders.
 The Credit Agreement also contains customary events of default such as nonpayment, bankruptcy, and change in control, which if they occur may cause all outstanding obligations under the Credit Agreement to be accelerated and become immediately due and payable.

      The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full terms and conditions of the Credit Agreement, which is filed as Exhibit 10.20 hereto.


 Item 9.01 Financial Statements and Exhibits

      (c)  Exhbits

           10.2 Credit Agreement with Wachovia Bank, National Association as administrative agent dated April 19, 2005.




                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                          JACK HENRY & ASSOCIATES, INC.
                          (Registrant)

 Date: April 20, 2005     By: /s/ Kevin D. Williams
                          -------------------------
                          Kevin D. Williams
                          Chief Financial Officer